Independent Bank Corp.
Q2 Earnings Conference Call
July 19, 2006
9:00 a.m. ET

Operator:
Greetings, ladies and gentlemen, and welcome to the Independent Bank Corp. second quarter earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press * 0 on your telephone keypad. As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer of Independent Bank Corp. Thank you, Mr. Sheahan, you may begin.

Denis Sheahan, CFO:
Thank you. Good morning and thank you for joining us on the call. This morning’s agenda will include my brief review of our second quarter 2006 earnings performance and earnings guidance for the remainder of the year. We will then have comments from Chris Oddleifson, our Chief Executive Officer, and Ferd Kelley, Executive Vice President of Commercial Banking and Investment Management. And we’ll wrap up the call with a Q&A period.

Before I review our Q2 performance, I will read the cautionary statement. This conference call may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp wishes to caution listeners not to place undue reliance on any forward-looking statements and disclaims any intent to update publicly any such forward-looking statements, whether in response to new information, future events, or otherwise.

Our Q2 performance. In summary, Independent Bank Corp.’s performance in the second quarter of 2006 is consistent with management’s focus on profitable asset and liability generation in a challenging rate environment. This has deliberately resulted in a smaller balance sheet. Assets decreased $120 million, or 4% since year end 2005, but improved profitability as compared to the year-ago period. INDB reported net income of $8.3 million and diluted EPS of $0.55 in the second quarter of 2006, an increase of 6% from the $0.52 diluted EPS reported in the same period last year. For the six month period diluted EPS improved by 3% to $1.06.

On an operating basis, which excludes gains and losses from the sale of securities, as well as a gain on the Bank Owned Life Insurance policy, net operating earnings per diluted share were $0.55, up 8% from the $0.51 per diluted share in the second quarter of last year.

Rather than reviewing the full earnings release, I thought I would review a number of key takeaways from the quarter. First, 8% operating EPS growth, which includes the negative impact of no Federal Home Loan Bank of Boston dividend in the quarter. The Federal Home Loan Bank of Boston anticipates declaring a dividend in the third quarter of this year equivalent to two quarters. This had a negative impact of approximately $330,000 pretax, or $190,000 after tax to Q2 performance. It also impacted the net interest margin for the second quarter. We reported a net reported interest margin of 3.89%. It would have been approximately 3.93%, including this item.

Second, stock buyback: The pace of the buyback picked up in the second quarter. As of June 30, the Company repurchased approximately 712,000 shares of common stock at a weighted average price of $30.94 from a total repurchase authorization of 800,000 shares. I expect the buyback will be concluded in the third quarter of this year. As mentioned on previous calls, I expect the tangible equity ratio to be around 6% by the end of 2006.

Third, we remain focused on commercial and home equity loan growth while decreasing other asset categories due to the rate environment and current profitability characteristics of those assets. I would note that our commercial loan growth in the second quarter was somewhat hampered at the end of the second quarter by two large unexpected pay-offs amounting to $17 million.

Deposit generation in the second quarter was good, as we experienced our typical seasonal increase in Q2, particularly in the DDA category. However, on a year-to-date basis, deposits are down due to challenging market pricing.

Next our fee income growth. We have good fee income growth year to date, up 11% on a core basis, excluding security gains and BOLI, and our expense control has also been very good this year, up only 2% year-to-date in the non-interest expense category.

Second quarter key performance indicators are strong with return on average assets at 1.14% and return on average equity of 14.9%. Asset quality remains strong. Net charge-offs were only $287,000 in the second quarter. Finally, the company was awarded an additional $45 million of new market tax credit allocation, which equates to approximately $17.6 million in tax credits that will be recognized over a seven-year period.

In summary, management views this as a very good quarter, although with slower growth on the balance sheet, but improving earnings quality.

I will review earnings guidance for the remainder of the year. Management previously announced that it expected diluted EPS for 2006 to be $2.24. We now wish to modestly revise that guidance to a range of $2.21 to $2.23. Effecting this change in guidance is our current expectation of relatively flat loan and deposit growth for the remainder of this year. In loans, we will continue to migrate cash flow from indirect auto and residential lending toward commercial and home equity lending to little net growth for the remainder of the year.

Deposit generation remains challenging due to the combination of pricing as well as a lack of demand for aggressive deposit growth on the asset side of the balance sheet. We did experience our traditional seasonal upswing during Q2, as mentioned previously, particularly in the DDA category. However, competition for deposits is intense and we expect little growth for the remainder of the year in the money market category and possibly a decline in balances overall.

Not included in the estimate provided are the following two items. First, I have not assumed additional benefit from the recently announced second round of New Markets Tax Credit awards in this estimate provided. I will provide guidance on the timing of the recognition of the anticipated $17 million in benefits during the next conference call.

Second, management currently anticipates a trust preferred securities refinancing transaction in the latter part of 2006 that is not included in the diluted EPS estimates provided. This refinance, while not an operating event, would impact GAAP earnings.

The company’s existing trust preferred securities are callable in December 2006 and April of 2007. Should the call provision be exercised, management anticipates saving approximately $1 million on an annual basis in interest expense on the debt beginning in 2007. The company would write-off the unamortized issuance costs associated with the existing debt approximating $600,000 after-tax or approximately $0.04 per share, in both December 2006 and April 2007.

Chris.

Chris Oddleifson, President and CEO:
Good morning and thank you, Denis. I’ll be making a few brief comments on the quarter and then we’ll ask Ferd Kelley, Executive Vice President in charge of Commercial Banking and Investment Management, to make comments on those divisions so I’ll leave some time for that.

I am also pleased as well with our overall performance in the quarter in this increasingly difficult banking environment and with our smaller balance sheet. While our earnings guidance has come down, I believe we are making responsible long-term decisions with respect to our use of shareholder capital. Our most significant challenge is generating attractively priced core deposits that is simply competitive in our market place as it is across the nation. And there is that conflict of retail pricing that exceed our wholesale cost of funds that we are simply not meeting. This is a situation that is demanding a lot of our attention and one in which we have concern.

On the asset side, as Denis mentioned, we continue to focus on generating commercial and home equity lines and loans, and we’re finding intense competitive pricing here, as well. Our security portfolio is decreasing as there is little if any margin activity. As Denis mentioned, we are de-emphasizing auto loans as a result of the poor ROE performance in certain segments of that business.

All in all we expect a modest decline in earnings assets in 2006. Our non-interest income growth, expense management, and credit quality are strong during the second quarter and year-to-date as our earnings release describes. I’m very happy with our investment management business, which has performed nicely. Income is up 20% over the comparable quarter last year.

I thought I’d mention since it has received a lot of press attention around the nation a little bit about our residential real estate market. We do keep close tabs on the state of the residential real estate market. While we’re seeing single-family and condo listing volume up significantly, it is interesting to note over the last several quarters the average sales prices are up slightly or flat. This suggests to us there may be a lot of people who would like to sell at a high price if they could. But we’re not in a situation where we have spiraling desperation selling. For those of you who are not familiar with our market, we do not have any large employers that we depend on. Rather we have a set of diversified smaller businesses and we believe that makes our economy more resilient.

I would just like to remind everybody that we focus on the fundamentals in a very tactical, strategic, and tactical specific sort of way. We are a people business and we hire highly capable customer-focused staff across the Bank and invest in their development through a series of programs.

Hopefully all of you know that rock-solid credit culture is especially important during these times when charge-offs are at their very lowest. And especially in times when there does not appear to be any risk premium in pricing. In other words, we are resisting the trend to stretch credit.

Our strategy is to deliver a customer experience you would never receive at our competition. It is building relationships one at a time, setting service standards, asking for feedback, and passing on that feedback. Moreover, as I’ve discussed on a number of quarters, we continuously look for ways to conduct our business more efficiently and effectively. A couple recent examples during the second quarter we made a very difficult decision to freeze our defined benefit plan and enhance our defined contribution plan to achieve more predictable retirement expenses going forward. In addition, we recently combined all our loan servicing within one division and location.

We continue to make progress in building system and analytical capability, understand the source of shareholder value creation and destruction based on characteristics of products, customers, programs, and business lines.

We continue to look for growth opportunities. We have two new branch sites in attractive markets nearly ready for announcement. We have opened a new commercial banking office in New Bedford and, as Ferd will talk more about, we have recently been awarded $45 million in New Markets Tax Credit by the Community Development Financial Institution Fund within the Department of Treasury. One of the measures we track is new consumer and business household information, or actually acquisition. Although slowing somewhat, we continue to add households to the pace above the market growth rate. As of June, we have added consumer households at a rate of 5% annually and 7% for businesses. In short we take our stewarship of your capital and your confidence very seriously and believe we’re navigating our way through this very difficult environment in a prudent manner, and I thank you for your continued support.

That concludes my comments. Now I’d like to introduce Ferd Kelley.

Ferdinand Kelley, EVP of Commercial Banking and Investment Management Group:
Thank you, Chris. My name is Ferd Kelley. Good morning, everyone. I’d like to speak about two lines of business for which I am responsible and those are: commercial banking and our investment management services.

The way I view it, both the primary objective of both of those areas of the Bank are the creation of individualized solutions for our customers’ financial needs. Generally speaking, we depend upon three pillars of meeting that objective. Those three pillars are: the experience and expertise of our staff, the proximity geographically to our customers, and an emphasis on teamwork throughout the Bank.

First let me speak about the commercial banking division and then I’d like to go on after that to the investment management group. With regard to the commercial banking division, first I think it is important to speak about our people. We have about 65 people assigned to the commercial banking division and about two-thirds of those people have direct customer contact. What I think is noteworthy about the division is the seasoned management group we have in the division. We’re very fortunate to have seven senior vice presidents who report to me, each with greater than 20 years of in-market experience here. Five of those seven senior vice presidents are responsible for marketing our products and services in the geographic regions assigned to them within our market territory. One of the senior vice presidents is a senior credit administrator for the Bank and the seventh senior vice president is in charge of sales for cash management services.

In addition to that, we have 28 commercial bankers located in eight geographically disbursed banking centers across our marketplace. The average end market experience of those 28 bankers is somewhere around 10 years. We believe that the stability of personnel and the in-market knowledge that those individuals possess are the keys to our success. As a result we have tremendous market knowledge, which we view as a significant competitive advantage.

Finally, with regard to the staffing side in the commercial division, we’ve been fortunate being able to find four new seasoned lenders this year, bringing the number of commercial lenders to 35 — excuse me, to 33 people in the division. The fact that we’ve been able to hire four this year to me is a confirmation of the attractiveness of Rockland Trust and Independent Bank Corp. as a place to work.

I’d like to take a look at the portfolio briefly. We have currently $1.3 billion in commercial exposure to roughly 1,500 customers. During the second quarter of this year our outstanding loan balances averaged $987 million and for the first six months of this year average $977 million. That latter figure, $977 million, represents a 7% increase year-over-year from the average outstanding balances for the first six months of last year.

As you probably know, our portfolio has a significant bias toward commercial real estate. Approximately 85% of our commercial bank outstandings are either commercial, mortgages on a full pay-out basis or construction loans. Another 15% is related to what we call commercial and industrial activity. I might add that, in the second quarter of this year, we experienced strong activity essentially in the month of April in commercial and industrial activity with regard to the use of working capital lines by many of our customers. So we expect that to be a very important part of our business. With regard to real estate, one point I’d like to make is that although we have a heavy concentration in real estate, roughly 85% of the portfolio, as I said, we believe we have a broad diversification in property types and we make sure that we are aware of that by having two sources to rely upon to assess the risk in that portfolio. First we have a portfolio risk manager who reports to the previously mentioned senior vice president and senior credit administrator I mentioned earlier. That risk manager has a team of analysts who look at areas of concentration for us on a very frequent basis, provide us information that is very useful, and gives us a timely look at our portfolio.

In addition, for a number of years we’ve retained an external review consultant who performs quarterly reviews on segments of the portfolio and provides written summaries to both management and the audit committee and the Board of Directors. I might add that during those reviews done on a quarterly basis, typically the penetration in the examination done on the slice of the portfolio looked at runs at about 70%. So we have a high level of confidence that we have a strong and current awareness of what our portfolio looks like.

I’d like to comment briefly on market place conditions and I’d make three points. First, we’ve seen a leveling off of new construction lending. That is construction lending has been an important area for us. In earlier years, when rates were lower, many large transactions were able to be done which, because of the lower rates, were workable. At higher rates that is less likely to be the case. While this is probably an industry issue it certainly has had an impact on us as the prime rate has been increasing with the 18 different increases that the Fed has chosen to make to the Fed fund rate. Of course, construction lending primarily a prime-based type of activity.

More locally, developers also face tight and rigorous approval processes in the communities for approval on projects they want to undertake. Additionally, in this part of Massachusetts, there is generally a relative paucity of available land for further development. Another point I’d make with regard to market place conditions is that probably to no surprise on your part, competition is fierce. Every new deal seems to bring ever tighter spreads, however our position has been to be very conscious of pricing with a strict adherence to established methodology we’ve used for years.

The third point I’d make regarding marketplace conditions that even though I mentioned those two aspects above which seem to be somewhat negative our deal flow continues to be pretty strong. I’m very pleased with it. The last several months we’ve seen deal flow that is very good and look for that to be the case in the future.

Chris mentioned earlier an expansion we’d undertaken in the New Bedford market. New Bedford is the fifth largest city in Massachusetts, and is about 55 miles south of Boston, closer where we sit today, 30 miles away, and almost contiguous to the market place we have dealt with in the southern end of our markets for some years. We opened an office there in May, hiring two new seasoned in-market commercial bankers from other financial institutions. We also expanded the region of one of the senior vice presidents that I mentioned and included New Bedford in that region and moved that individual to New Bedford, as well. So we believe we’re well position already started to see some business develop in the New Bedford market. I might add that we also added an investment management financial advisor, which is what we call our sales people in that location, as well.

We selected New Bedford because as I said it’s fairly close to our existing marketplace at the southern end of Bristol County in the state of Massachusetts. It is the fifth largest city in Massachusetts. And most importantly, it’s been the site of recent merger activity. In recent years we’ve found that whenever mergers occur as occurred in New Bedford we can benefit from that. So we decided with that condition in place we would open a new office in New Bedford. With the staffing we have in place we’re confident that will work out to our advantage.

Finally, with regard to the commercial division, I’d add that we have been awarded in June another award, our second award for the newest tax credit program. This time our award is $45 million, there is not a whole lot we can say on that yet. We have a new agreement we will be signing probably sometime early in the fall and the contents of that agreement are yet to be known. So it is hard to say exactly how we’ll operate under it and I think we have to defer any further comment until the future after we signed it. I can tell you that with regard to that award we’re at $45 million. It represents a 50% increase over the previous award we were provided by the U.S. Treasury. With that 50% increase it seems to me is confirmation that they believe we’ve acted properly and have done a good job in placing approximately $25 million in loans under the $30 million award. So we look forward to having that as an opportunity for further growth in the market and providing customers a way to grow in ways that are acceptable to them.

I’d like to move on to the investment management group. This is an area we think is particularly attractive because of the demographics we have in our marketplace. We have population growth in this part of Massachusetts, which is almost as good as any you’ll find on the east coast. Additionally, the aging baby boom cohort looking to finance their retirements, and the prospects of huge inter-generational transfer of wealth, combine well with our well distributed branch system to be able to find opportunities for business in this area.

This is a small division. We only have 26 people in the investment management group. But they’ve done an excellent job in a teamwork approach to other parts of the bank and outside the bank. Branch referrals from the retail branches have been outstanding. So far this year that group has equaled 80% of closed business on the goal that we established for them this year. So the investment management group as I like to say has to stand on the shoulders of other larger divisions like in the branch division with its referrals to the investment management group has been a very strong part of that.

Another avenue we want to pursue is what we call COIs, an acronym for Centers of Influence. Those are accountants and attorneys, people who are very important to individuals having to make decisions as to where their wealth will be managed. In cultivating relationships with the individuals, those attorneys and accountants having confidence with us is a great way for us to develop further business.

I would note that I think that our approach has worked. As you see in the press release, as of the end of June this year, our assets under administration in the investment management group have risen to a point where they are 19% greater than they were a year ago. Assets under administration in the investment management group now stand at $716 million, the largest we’ve ever seen.

Let me just speak for a minute about the nature of that growth. Virtually all of it has come from new business. But more importantly what we’ve seen this year is existing accounts bringing in more of their existing funds, which to me represents an affirmation of the work that we have done for them rather and satisfaction with us in providing investment expertise for them.

Just a word on our investment approach, we believe asset allocation is very important. We use that as a means of diversification and emphasize that with discussions to all of our customers.

As I said earlier, nearness and proximity to the customer are very important. The investment management group is no different. We are located in Hanover, in Plymouth county, in Osterville on Cape Cod and in Attleboro near the Rhode Island border. Each one of those locations is able to provide investment advice, trust administration and services and we have sales people located in each of those. As I mentioned earlier we’ve added a financial advisor, a sales person in our New Bedford office and look for that to be a very important area for us to grow.

Finally, the operating leverage we have long sought for in this business, the investment management business we’ve thought is very desirable and are at points we are achieving levels we had hoped for. That concludes what I’d like to say. I hope that the presentation I’ve provided you is important and useful to you and look forward to any questions you may have.

Denis Sheahan, CFO:
Thank you, Ferd. This concludes the formal part of the presentation. I will now open the call for questions.

Operator:
Thank you, sir. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you would like to ask a question please press * 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press * 2 to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up the hand set before pressing the * keys. One moment, please, while we poll for questions. Our first question is from Mr. Jared Shaw with KBW. You may proceed with your question, sir.

<Q>: Good morning.

<A>: Good morning.

<Q>: Looks like it was a good quarter if you had received that dividend tax — it would have been a strong quarter. We should expect to see that next quarter?

<A>: Yeah.

<Q>: Comment briefly on the competitive environment, especially on the loan side. You mentioned that you lost a larger loan relationship. Are you seeing those go to other community banks or are you seeing it go to conduits getting involved or larger banks in the market?

<A>: This is Ferd Kelley, I would like to address the question on the two. There were two relationships involved in the $17 million. They were pay-outs actually on the 30th day of June, which is one of the reasons why I mentioned our average outstandings when I spoke because they were quite good for the whole quarter and the actual last day of the quarter is probably an understatement effectively of what we’ve seen.

As I said, spreads have been very tight. Two transactions we had; one was a large apartment building, which is a very attractive piece of business for those people who are willing to offer loans at very low spreads, which is what the case was here. We elected not to try to compete with that kind of a spread. That’s about a $12 million loan. We also have a loan on capacity utilization where a small mutual thrift provided financing again at a spread that we would find unattractive and chose not to be involved with. It is again a question of our discipline with regard to pricing. We’re going to follow that discipline and we think in the long run it will pay off.

<A>: Without naming institutions, what type of institutions.

<A>: In regards to the first, the larger loan, it was a large bank in new England that tends to be very, very aggressive in its rate offerings, probably the most aggressive bank we compete with, a large bank.

The second loan for $5 million was a Cape Cod mutually owned thrift.

<Q>: Okay. Great. Thanks and then I guess a similar question in terms of the investment management side. Where are you able — I guess where are you able to attract your customers from? Where are they taking their money out of to put with you in the bank?

<A>: I’d answer this way. We have competition primarily against very large banks which would be Bank of America, Mellon, U.S. Trust, which is now part of Charles Scwabb. We have experienced a lot of competition with them. The smaller local banks we don’t see a lot of competition there. We see competition again from the brokers. So money we find is usually going to come from either larger banks as I said or brokers. I wouldn’t say that there is one geographic area that we depend on more than another. As I mentioned we have three different locations. Our belief is being close to the customer, the advantage we offer is that someone can deal with us and not have to go into Boston, which for many people is a real disadvantage. So that is an important factor. And you know our business is pretty broad-based across the whole footprint that we have.

<Q>: Great. Denis, on the new market tax credits you said $17.6 million of tax credits you said over a certain period of time. I just didn’t get the period.

<A>: Over a 7 year period, Jared. We get a 39% credit over a 7-year period. So $45 million on 39% comes out to $17.6 million. As I mentioned, you know, and Ferd mentioned, there is an agreement that has to be signed, and once that happens, we’ll have a better sense of how we will be investing in our community development entity. I expect at the next conference call we’ll be able to provide better guidance as to when the $17.6 million of credits will be recognized, but it will be over a seven-year period.

<Q>: May not be equally over seven years?

<A>: Correct.

<Q>: Great. Thank you very much, and again, a good quarter.

<A>: Thank you.

Operator:
Thank you. Once again, ladies and gentlemen, if you would like to ask a question at this time, please press * 1 on your telephone keypad. Our next question is from Mrs. Laurie Hunsicker with Friedman, Billings, Ramsey & Company. You may proceed with your question or comment.

<Q>: Great. Hi, good morning. Very nice quarter. Loved seeing the buyback. Denis, I just wonder if you could you give us a little bit more conversation on loan loss provision. Clearly your credit looks great. Just wonder if you can kind of take us through your thought process. Also, the $284,000 in charge-offs, how much of that was related to the indirect auto.

<A>: Sure. First of all, provision outlook, you know, Laurie, as you know, our asset quality, credit quality is quite good. And charge-offs for the quarter were only around $280,000. And we feel that we are adequately reserved around the 130 to 131 basis point level. We did let the provision drop in the second quarter. We expect pretty good credit performance through the second half of the year, perhaps not as low in terms of net charge-offs in Q3 and Q4. But our provision for the rest of the year will likely be around a level of net charge-offs. We expect in the region of a million dollars or so of loan loss provision, net charge-offs in the second half of the year.

<Q>: Okay.

<A>: As far as where did the losses come from. Mostly from our consumer business. You know primarily indirect auto, but also some of our direct lending categories and small amount in business, small business banking. But the vast majority of it came from our consumer business.

<Q>: Okay and actually the indirect auto portfolio, it looks like it actually upticked from last quarter even though you were deemphasizing it or was that just direct auto somehow that came on?

<A>: It could be some direct loans absolutely indirect portfolio is down, continue — it will continue to be down. By the end of the year we expect to be for that consumer auto portfolio to be I think it is around $210 million or so.

<Q>: 210, okay. Last quarter it was 228. Your auto was 234 if you were to sort of take a guess in terms of how much you finished the quarter at, maybe 220?

<A>: Indirect was about 220 at the end of the quarter, yes.

<Q>: 220. Okay. Great. Do you have a FICA on that?

<A>: Sure. 716 in the second quarter.

<Q>: FICA, okay.

<A>: And portfolio is equally as strong.

<Q>: Great. Okay. Great and then, I guess Chris, this is a question for you. The New Bedford branch that just opened can you give us more color in terms of how much you’ve seen in deposits? Maybe the break even when you expect sort of end to look like and maybe exactly when the commercial bankers came on with respect to what we’re seeing there? I mean I realize it is very early probably for you to be giving us any color on this, but just to have an idea.

<A>: I’ll say a couple things and then Ferd can jump in. Our primary focus is commercial banking. We do not have depository set-up. Of course more deposit capture having non-fist deposit taking is less of an issue and we are making some end roads there. I’d say our primary focus right now is developing the loan-based commercial banking relationships then moving on to deposit. We do have the investment management presence there and we hope to have some residential presence in the future. And I’d say in terms of loan growth, I’d probably prefer to hold off, I mean, we’re early on to this rather than make any prognostication.

<A>: This is Ferd Kelley. Just to be more specific, it is not at all a retail branch. For example, we are in downtown New Bedford in an office building on the fourth floor. So if someone were walking down the street, we’d be pretty hard to find. And that is intentional. The people we’ve had there, we’ve hired as I said seasoned commercial bankers. We have one region head who has been with the Bank 15 years, a senior vice president located down there. They know the market. They’re out in the market and investment management sales person is the same way. I think since we opened the office May 20th it’s probably a little premature here only 60 days or so after that to be saying a whole lot about what we’ve done in terms of generation of business, but we have a small 7-figure balance in loans currently and deposits have grown modestly. But, remember the commercial banking business tends to be a longer, slower sale and the better business is that way. So we would expect it to take sometime before we can really talk about some numbers that we’re proud about. Additionally, the fact that we have that new markets tax credit program is important in New Bedford because that is one of the areas that the new markets tax credit program is focused on and that should give us something of a competitive advantage, as well.

<Q>: Okay and when are you projecting this branch will likely break even?

<A>: Well, depends on the types of loans we do.

<Q>: Sure.

<A>: And because of the new market tax credit programs if we do more we will break even sooner. I think if we break even within 18 months we’d be happy.

<Q>: Okay. Great. Thanks very much.

<A>: Laurie, want to follow-up on the auto question.

<Q>: Yeah.

<A>: Just to check numbers March 31, total auto portfolio $251 million. At June 30, $234 million. So we did come down from March 31. And then by the end of the year I just checked my number, we expect total auto, direct and indirect, to be around $206 million.

<Q>: 206. Okay. Great. We’ll go check our numbers, too, thanks very much.

<A>: Sure.

Operator:
Thank you. Our next question is from Al Savastano with Janney, Montgomery, Scott LLC. You may proceed with your question or comment.

<Q>: Good morning, guys, how are you?

<A>: Good.

<Q>: Quick question on share repurchase. After you complete in the third quarter is there room to do another one or is that in the plans at all?

<A>: At this point, Al, our tangible equity is down by 557 at the end the of the second quarter and I want it to grow up to around 6% before we would announce another buyback, but we certainly will consider one in Q4 and into the first quarter of next year. Depends on the environment. Depends on if we have a strong use for the capital. We will use it in that fashion, but I have every reason to believe that we could enter another buy back in beginning of next year.

<Q>: Very good, thank you.

Operator:
Thank you. Our next question is from Mr. David Darst with FTN Midwest Research. You may proceed with your question or comment.

<Q>: Good morning.

<A>: Morning, David.

<Q>: How many working capital line usage was up in April. Were you referencing current lines that are being drawn upon or new lines that were established with accounts?

<A>: It’s a combination of both. April was the best month we’ve seen in terms of line usage. Typically what we see — this is Ferd Kelley, I’m sorry. Typically what we see in our existing base of CNI customers is a heavy usage beginning around September, continuing to the latter part of the year and stabilizing in December and carrying out to about March and April at the same level. What we saw this year, though, was considerable uptick in April, greater than we’d ever seen before which helped us an awful lot obviously. We had some existing businesses which had special projects that they were reliant upon the line for them. Those lines have now been paid down, in fact during the months of May and June we saw heavy pay downs in those lines. As what typically happens for us in the summer months we have substantial reduction in the usage of those lines just because of the seasonality of our businesses.

I would also tell you, however, regarding the marketplace conditions probably the hardest new business to obtain is CNI, working capital lines of credit. Everybody wants to hold on to those and they are very, very difficult to take away from someone else.

<Q>: You said you have one person that focuses on that business?

<A>: No, we have 33 people that focus on that business, 33 lenders. We do not
— every lender is generalist and we have no specializations per se.

<Q>: Okay. Got you.

<A>: Dave, cash management business. More than one — one senior vice president in charge of cash management.

<A>: Yes, I was trying to senior vice presidents, I was talking about the depth of experience trying to make that point. Also I might have mentioned we have one person involved with cash management sales who has a team of four people, assigned to the responsibility of developing cash management services and to assist the commercial bankers when they get to the more detailed aspects of that effort. That would be and Chris mentioned something called remote deposit product which we think will help in a place like New Bedford where we do not have a retail branch. Those people, the cash management sales people, would be the ones charged with selling that product, marketing that product, helping the commercial lenders — as I said 33 commercial lenders, all of whom, any one of them can make CNI loans and all of them do.

<Q>: Right. And then with your other expenses one item this quarter what drove that higher?

<A>: The quarter to date.

<Q>: Anything that stands out?

<A>: Other non-interest expense category.

<Q>: Yeah.

<A>: There are a number of items, David. Our debit card interchange revenue is up, you know, our expenses associated with debit card are also up. Internet banking expense is up. Examination and audit costing us more unfortunately in the examination and audit line. I think it is costing us and everybody else more on the examination and audit line. So those are the primary drivers. We did have some fraud losses on check fraud losses that also had an impact in the quarter. I think our fraud losses for the year are up $250,000 or so.

<Q>: Okay. Thanks.

<A>: Sure.

Operator:
Thank you. Gentlemen, there are no further questions.

<A>: Okay. Thank you, everyone for joining us on the call. We look forward to speaking with you on the end of our third quarter. Thank you. Bye-bye.

Operator:
Thank you. This concludes today’s conference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.